Exhibit 99.1

RTI INTERNATIONAL METALS, INC. ANNOUNCES DELAY IN FILING SECOND QUARTER 2013 FORM 10-Q

Energy Project Revenue Recognition Accounting Review

Requires Extended Time to Complete

Company Reaffirms 2013 Full Year Guidance

PITTSBURGH — August 12, 2013 — RTI International Metals, Inc. (NYSE: RTI) announced today that it has filed a Form 12b-25 notifying the Securities and Exchange Commission (SEC) that it will be delayed in filing its financial results for the second quarter of 2013 on Form 10-Q. The delay is due to the previously announced and ongoing review related to a correction of the Company’s accounting methodology that impacts the timing of revenue recognition related to certain energy market projects. RTI’s energy market projects generate less than 10% of the Company’s consolidated net sales.

Company management and RTI’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), are in the process of evaluating the impact of the correction. The Company will complete the review and file its second quarter Form 10-Q as soon as practicable.

Following a periodic review by the Public Company Accounting Oversight Board (“PCAOB”) of the independent audit conducted by PwC of RTI’s financial statements, the Company determined that, due to the evolving nature of the energy work performed and related contractual arrangements, a portion of RTI’s energy market projects should be accounted for using the “percentage-of-completion” method. This differs from the method previously utilized by the Company on these projects, whereby project revenue and cost of sales were recognized upon completion of individual components of the projects. As a result of this correction, the Company is also evaluating whether any required reallocation of revenues and cost of sales between historical reporting periods would be deemed material, thereby requiring restatement of the applicable historical reported financial results.

The correction of the Company’s revenue recognition methodology for these contracts will have no impact on the total revenues, profitability or cash flows to be realized by the affected energy market projects. As previously disclosed in the Company’s second quarter 2013 preliminary financial results press release issued on July 30, 2013, the cumulative effect of the correction was estimated to result in an increase in net sales of approximately $18.2 million and an offsetting adjustment to cost of sales of approximately $18.6 million. Based on the results of the ongoing review, the current estimate for such a cumulative correction is an increase in net sales of approximately $15.6 million and an offsetting adjustment to cost of sales of approximately $16.1 million.

“RTI is working carefully and diligently with all parties concerned to ensure we implement the appropriate revenue recognition accounting methods for our energy market projects completely and accurately. Even though our energy market projects currently only generate less than ten percent of consolidated net sales, this detailed review involves approximately 20 past and current contracts. As such, we will invest the necessary time to make sure we get the review right,” Dawne Hickton, Vice Chair, CEO and President of RTI International Metals, said. “It is important to note – as we discussed recently in our quarterly conference call – that this accounting issue is isolated to the timing of revenue recognition among historical reporting periods. We are confident that this will have no impact on total contract revenues or income related to these affected projects.

“Most importantly, our underlying business prospects remain unchanged. In that regard, I am confident in reaffirming guidance for full year 2013 sales approaching and possibly exceeding $775 million, total mill product shipments approaching 16.5 million pounds, and full year operating income likely reaching the higher end of a range between $65 million and $75 million,” Ms. Hickton concluded, noting that the achievement of the upper end of the operating income full year guidance range is subject to the completion of the review of the timing of the energy market revenues.

Subject to the completion of the ongoing review, RTI currently intends to report final financial results for the three- and six- months ended June 30, 2013, and comparative periods, including revenues and cost of sales associated with these energy market projects on an as-corrected basis, by applying the percentage-of-completion revenue recognition accounting method to these certain energy market projects from the date of each project’s inception, rather than recording the cumulative effect of the correction solely in the quarter ended June 30, 2013. On this basis, RTI’s current estimate for total preliminary net sales for the three- and six-month periods ended June 30, 2013 is approximately $201 million and approximately $391 million, respectively, and preliminary operating income for the three- and six-month periods ended June 30, 2013 is approximately $20.3 million and $32.7 million, respectively.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, the completion of the review of our revenue recognition accounting policy related to certain energy market contracts as well as other contracts that may require a different accounting method, the materiality of the effect of any correction resulting from such review on prior periods, global economic and political uncertainties, the concentration of our revenue within the commercial aerospace and defense industries, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, the successful completion and integration of completed acquisitions, military spending generally and in particular, demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, and the exhibits attached thereto. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

RTI International Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world’s most technologically sophisticated applications in aerospace, defense, propulsion, medical device, energy, industrial, and chemical markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream-integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia.

Contact

RTI International Metals, Inc.

Dan Crookshank,

Director – Investor Relations

412-893-0084

dcrookshank@rtiintl.com